Exhibit 99.1

Media Contact: Doug Fitzgerald, Executive Vice President Communications Tel: 630-322-6830 E-mail: doug.fitzgerald@rrd.com

Investor Contact: Dan Leib, Senior Vice President, Treasurer Tel: 312-326-7710 E-mail: dan.leib@rrd.com

RR DONNELLEY PROPOSAL TO ACQUIRE THE ASSETS OF QUEBECOR WORLD EXPIRES

CHICAGO – June 10, 2009 – R.R. Donnelley & Sons Company (NYSE: RRD) today announced that its proposal to acquire substantially all of the assets and assume certain liabilities of Quebecor World has expired.

“We are disappointed by the decision of Quebecor World to reject our June 8 proposal,” said Thomas J. Quinlan III, RR Donnelley’s President and Chief Executive Officer. “We believe that our proposal was undoubtedly in the best interests of creditors based on a comparison of the distributions under our proposal with the distributions under the proposed stand-alone plan of reorganization. We are particularly disappointed because of the efforts and concessions made by us to adapt our proposal in response to concerns that were communicated to us.”

RR Donnelley originally made a proposal to Quebecor World on May 12, 2009 and after preliminary due diligence, the proposal was subsequently modified to respond to feedback from certain Quebecor World creditors and resubmitted on June 2 and June 8 of this year.

“This would have been an excellent fit for RR Donnelley and the best opportunity for the Quebecor World creditors. However, given our view of the Quebecor World operations, a transaction ascribing a higher value to Quebecor World than we offered in our last proposal is simply not in the interests of RR Donnelley.” said Mr. Quinlan. “We look forward to continuing to pursue other strategic initiatives.”

About RR Donnelley

RR Donnelley (NYSE: RRD) is the world’s premier full-service provider of print and related services, including business process outsourcing. Founded more than 144 years ago, the company provides products and solutions in commercial printing, direct mail, financial printing, print fulfillment, labels, forms, logistics, call centers, transactional print-and-mail, print management, online services, digital photography, color services, and content and database management to customers in the publishing, healthcare, advertising, retail, technology, financial services and many other industries. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services and market-specific solutions.

For more information, and for RR Donnelley’s Corporate Social Responsibility Report, visit the company’s web site at http://www.rrdonnelley.com.

Use of Forward-Looking Statements This news release may contain “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC. RR Donnelley disclaims any obligation to update or revise any forward-looking statements.

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